VALENTEC SYSTEMS, INC.

FOR IMMEDIATE RELEASE
November 27, 2007
For More Information, Contact:
Lisa Roulette
410-960-8883 / lroulette@comcast.net

The State of Louisiana Files Suit against Valentec Systems

MINDEN, LA, November 27, 2007 - Valentec Systems Inc., (OTC Bulletin Board: VSYN.OB), a supplier of mission - critical conventional ammunition, pyrotechnic and related defense products, announced today that it has responded to the State of Louisiana’s suit by denying the state’s allegations of negligence on the part of Valentec’ and filed its own suit by way of reconventional demand. With information discovered so far, Valentec has taken the position that it would not have entered into the lease with the Louisiana Military Department had it known about the hazardous conditions of the Camp’s facilities. Valentec also continues to maintain that the damage resulting from the fire would have been contained to a much smaller area if Valentec had been allowed to direct or participate in the fire-constraint.

In addition to the damage to Camp Minden and several facilities located at Camp Minden, Valentec lost a substantial amount of material and supplies, and suffered a loss of revenue because of the cessation of its operations following the fire. Valentec believes that its reconventional demand will be successful and that at very least it will not have to pay any damages.

With the reconventional demand filed, the parties will now enter into the discovery phase of litigation.

About Valentec Systems, Inc.

Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).

Safe Harbor Language
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Valentec Systems, Inc. believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks and uncertainties that could cause actual results or statements to differ materially from those expressed or implied and the Company undertakes no obligation to update any such forward-looking statements. For further information on such factors and statements contained herein, please refer to our most recent filings with the Securities and Exchange Commission.

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